Exhibit 99.1
CONTACT:
Katherine Piscopo Stein
Investor Relations
DealerTrack
(888) 450-0478
investorrelations@dealertrack.com
DEALERTRACK HOLDINGS REPORTS FIRST QUARTER 2009
FINANCIAL RESULTS
Lowers Revenue Guidance and Reaffirms Non-GAAP Earnings Guidance for Full
Year 2009
Lake Success, NY, May 07, 2009 — DealerTrack Holdings, Inc. (Nasdaq: TRAK) today reported financial results for the first quarter ended March 31, 2009.
GAAP Results for the First Quarter 2009
•	Revenue for the quarter was $55.7 million, as compared to $64.3 million for the first quarter of 2008.
•	GAAP net loss for the quarter was $(5.6) million, as compared to GAAP net income of $2.3 million for the first quarter of 2008.
•	GAAP diluted net loss per share for the quarter was $(0.14), as compared to GAAP diluted net income of $0.05 per share for the first quarter of 2008.
Non-GAAP Results for the First Quarter 2009
•	Adjusted EBITDA for the quarter was $6.1 million, as compared to $13.8 million for the first quarter of 2008.
•	Cash net income for the quarter was $1.8 million, as compared to $9.3 million for the first quarter of 2008.
•	Diluted cash net income per share for the quarter was $0.04, as compared to $0.21 per share for the first quarter of 2008.
Guidance for 2009 annual performance

DealerTrack has lowered revenue guidance, reduced GAAP net loss guidance and reaffirmed non-GAAP earnings guidance for the full year 2009 as follows:
Expected GAAP Results
•	Revenue for the year is expected to be between $232 million and $238 million, compared to the previous estimate of $242 million to $250 million.
•	GAAP net loss for the year is expected to be between $(7.0) million and $(5.5) million, compared to the previous estimate of $(11.1) million to $(9.6) million.
•	GAAP net loss per share for the year is expected to be between $(0.18) and $(0.14), compared to the previous estimate of $(0.28) to $(0.24).

Expected Non-GAAP Results
•	Adjusted EBITDA for the year is expected to be between $31.0 million and $33.0 million.
•	Cash net income for the year is expected to be between $16.7 million and $18.2 million.
•	Diluted cash net income per share for the year is expected to be between $0.40 and $0.44.
GAAP net loss guidance was reduced primarily due to a change in estimated full year amortization of acquired identifiable intangibles from $25.4 million to $20.3 million resulting from the actual valuation of assets acquired from JM Dealer Services, Inc. on January 23, 2009.
Cash net income per share guidance for the year is based on an assumed 41.3 million diluted weighted average shares outstanding. GAAP net loss guidance for the year is based on 40.0 million basic weighted average shares outstanding.
The guidance assumes an approximately 15% to 20% decline in lender to dealer relationships from January 1, 2009 through the end of 2009. Actual lender to dealer relationships declined 14% in the first quarter of 2009. It also assumes U.S. new car sales for 2009 of approximately 9.5 to 10.5 million units, compared to an approximately 9.4 million run rate in the first quarter of 2009. Additionally, it assumes used car sales from U.S. franchised dealers of approximately 12.0-13.0 million units for 2009, compared to 2008 total sales of approximately 13.2 million units. DealerTrack’s guidance does not reflect the impact of accelerated dealer closures resulting from Chrysler’s bankruptcy filing or GM’s restructuring plans because, at the time of this press release, definitive information is not fully available. The company expects to have more clarity around the impact of GM and Chrysler’s dealer closures by its second quarter earnings call.
Mark F. O’Neil, chairman and chief executive officer of DealerTrack, commented, “The first quarter of 2009 proved to be a challenging macro-economic environment in terms of auto sales and credit availability. We did not see this downturn until the second half of last year, so the first quarter of 2009 is difficult to compare to the first quarter of 2008.” O’Neil continued, “That said, we continue to make targeted investments in the business. We are pleased with the acquisition of AAX, which has made us a clear leader in the strategic inventory management space. We expect our DMS business to continue to grow and have experienced success with our solutions selling model. While we have decreased revenue guidance, we have reaffirmed our non-GAAP earnings guidance because of the growth in the subscription business and the cost containment measures we have put into place.”
Other Activity
The judge in DealerTrack’s pending patent litigation recently moved the trial commencement date from April 21, 2009 to September 1, 2009 to allow time to address certain pre-trial motions.

On January 23, 2009, DealerTrack completed an acquisition of AAX, Price Driver and other assets from JM Dealer Services, Inc. for a net purchase price of $30.9 million.
Lastly, on April 29, 2009, DealerTrack filed its preliminary proxy statement with a proposal for a one-time stock option exchange. If implemented, eligible employees would be able to exchange certain options that have exercise prices above the 52-week high trading price for a lesser number of stock options with an exercise price equal to our then-current stock price. Executive officers and directors will not be eligible to participate in the exchange program. Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. DealerTrack believes that this program is important to help us to motivate and retain our employees in the current economic environment.
DealerTrack will host a conference call to discuss its first quarter 2009 results, 2009 guidance and other matters on May 8, 2009 at 8:00 am. Eastern Time. The conference call will be webcast live on the Internet at http://ir.dealertrack.com/eventdetail.cfm?eventid=49570. In addition, a live audio of the call will be accessible to the public by calling 877-723-9520 (domestic) or 719-325-4761 (international); no access code is necessary. Callers should dial in approximately 10 minutes before the call begins. A replay will be available on the DealerTrack website until May 22, 2009.
Non-GAAP Financial Measures
The Non-GAAP measures presented above of adjusted EBITDA and cash net income disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of net income (loss). Adjusted EBITDA is a non-GAAP financial measure that represents GAAP earnings (loss) excluding interest, taxes, depreciation and amortization expenses and, in 2008, excludes acquisition related professional service fees and, in 2009, excludes restructuring charges, acquisition related professional service fees and a gain on available for sale securities. Cash net income is a non-GAAP financial measure that represents GAAP net income (loss) excluding non-cash stock-based compensation expense (net of taxes), the amortization of acquired identifiable intangibles (net of taxes) and net non-cash gain on available for sale securities (non-taxable). Adjusted EBITDA and cash net income are presented because management believes they provide additional information with respect to the performance of our fundamental business activities as the purchase accounting treatment of acquisitions can have a negative impact on our net income as the depreciation and amortization expenses associated with acquired assets, as well as particular intangibles (which tend to have a relatively short useful life), can be substantial in the first several years following an acquisition. As a result, we monitor our adjusted EBITDA and other business statistics as a measure of operating performance in addition to net income and the other measures included in our consolidated financial statements. Management believes the adjusted EBITDA and cash net income information is useful to investors for these reasons. Adjusted EBITDA and cash net income are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for adjusted EBITDA and cash net income is GAAP net income (loss) and has provided a reconciliation of adjusted EBITDA to GAAP net income (loss) and cash net income to GAAP net income (loss), in Attachment 4 to this press release.

About DealerTrack (www.dealertrack.com)
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive industry. Our solutions enable dealers to receive and submit credit applications, compare financing and leasing options, sell insurance, purchase vehicle accessories, analyze inventory, document compliance, and execute financing contracts electronically. In addition, the DealerTrack dealer management system (DMS) is used by dealerships nationwide. Approximately 19,000 dealers, 730 financing sources and many other service and information providers are active in the DealerTrack network. For more information visit www.dealertrack.com.
Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding DealerTrack’s expected 2009 performance, assumptions relating to the number of active lender to dealer relationships in 2009, assumptions relating to 2009 new and used car sales, the development, expansion and benefits of DealerTrack’s network, solutions and services, DealerTrack’s growth and cash flow expectations, credit availability in 2009 and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.
Factors that might cause such a difference include: economic trends that affect the automotive retail industry or the indirect automotive financing industry; reductions in auto dealerships by General Motors and Chrysler in the United States; increased competitive pressure from other industry participants, including Open Dealer Exchange, RouteOne, CUDL, Finance Express and AppOne; the impact of some vendors of software products for automotive dealers making it more difficult for DealerTrack’s customers to use DealerTrack’s solutions and services; security breaches, interruptions, failures and/or other errors involving DealerTrack’s systems or networks; the failure or inability to execute any element of DealerTrack’s business strategy, including selling additional products and services to existing and new customers; the volatility of DealerTrack’s stock price; new regulations or changes to existing regulations; the integration of recent acquisitions and the expected benefits, as well as the integration and expected benefits of any future acquisitions that DealerTrack may pursue; DealerTrack’s success in expanding its customer base and product and service offerings; the timing, cost and extent of litigation, the impact of recent economic trends, including the inaccessibility of funds associated with DealerTrack’s auction rate securities, the potential for impairment charges on certain assets, and difficulties and increased costs associated with raising additional capital and other risks listed in DealerTrack’s reports filed with the Securities and Exchange Commission (SEC), including its 2008 Annual Report on Form 10-K. These filings can be found on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and DealerTrack disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

Attachment (1) Actual Results: Three-Month Period
DEALERTRACK HOLDINGS, INC.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net revenue	$55,700	$64,308

Cost of revenue	29,121	28,612
Product development	4,132	3,142
Selling, general and administrative	32,318	29,732

Total operating costs and expenses	65,571	61,486

(Loss) income from operations	(9,871)	2,822

Interest income, net	352	1,471
Gain on available for sale securities, net	463	—
Other income, net	50	—

(Loss) income before provision for income taxes	(9,006)	4,293
Benefit (provision) for income taxes	3,381	(1,955)

Net (loss) income	$(5,625)	$2,338

Basic net (loss) income per share applicable to common stockholders (a)	$(0.14)	$0.05
Diluted net (loss) income per share applicable to common stockholders (a)	$(0.14)	$0.05
Weighted average shares outstanding (b)	39,095,730	41,637,585
Weighted average shares outstanding (b) assuming dilution	39,095,730	42,805,884

EBITDA (non-GAAP) (c)	$(629)	$13,344
EBITDA margin (non-GAAP) (d)	(1%)	21%
Adjusted EBITDA (non-GAAP) (c)	6,077	$13,834
Adjusted EBITDA margin (non-GAAP) (d)	11%	22%
Cash net income (non-GAAP) (c)	$1,800	$9,308
Diluted cash net income per share (non-GAAP) (e)	$0.04	$0.21

(a)	Basic and diluted net income per share applicable to common stockholders for the three months ended March 31, 2008 was calculated in accordance with FSP No. EITF 03-6-1, and assumes approximately $2,288,000 of net income applicable to common stockholders. The computation of diluted net income per share applicable to common stockholders of $0.05 under FSP No. EITF 03-6-1 is net income applicable to common stockholders of approximately $2,288,000 divided by weighted average shares assuming dilution of 42,805,884.

(b)	Weighted average shares outstanding and weighted average shares outstanding assuming dilution for the three months ended March 31, 2009 and 2008 exclude 654,000 and 913,000, respectively, outstanding shares of restricted common stock as they are considered “participating securities” under FSP No. EITF 03-6-1.

(c)	See Reconciliation Data in Attachment 4.

(d)	Represents EBITDA and adjusted EBITDA as a percentage of net revenue.

(e)	Diluted cash net income per share for the three months ended March 31, 2009 is calculated assuming 40,579,974 diluted weighted average shares outstanding. Diluted cash net income per share for the three months ended March 31, 2008 was retroactively adjusted from $0.22 to $0.21, effective January 1, 2009, with the adoption of FSP No. EITF 03- 6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP No. EITF 03-6-1), and assumes $9,114,000 of net income applicable to common stockholders. The computation of diluted cash net income per share of $0.21 under FSP No. EITF 03-6-1 is cash net income of $9,114,000 divided by weighted average shares assuming dilution of 42,805,884.

Attachment (2) Condensed Consolidated Balance Sheets
DEALERTRACK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS

Cash, cash equivalents and short-term investments	$161,648	$198,806
Accounts receivable, net	21,355	18,462
Prepaid expenses and other current assets	16,314	11,961

Total current assets	199,317	229,229
Property and equipment, net	14,266	13,448
Software and website development costs, net	14,409	12,705
Intangible assets, net	55,429	44,405
Goodwill	129,362	114,886
Deferred taxes and other long-term assets	25,389	22,542

Total assets	$438,172	$437,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$22,207	$23,723
Deferred revenue	5,314	5,609
Due to acquirees and other current liabilities	956	2,100

Total current liabilities	28,477	31,432
Long-term liabilities	11,803	9,563

Total liabilities	40,280	40,995
Total stockholders’ equity	397,892	396,220

Total liabilities and stockholders’ equity	$438,172	$437,215

Attachment (3) Condensed Consolidated Statements of Cash Flow
DEALERTRACK HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities
Net (loss) income	$(5,625)	$2,338
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	8,775	10,522
Stock-based compensation expense	7,406	3,461
Deferred tax benefit	(3,359)	(526)
Provision for doubtful accounts and sales credits	2,458	1,539
Gain on available for sale securities	(463)	—
Changes in operating assets and liabilities, net of effects of acquisitions	(9,505)	(8,397)
Other	(846)	46

Net cash (used in) provided by operating activities	(1,159)	8,983

Cash flows from investing activities
Payment for acquisition of acquired businesses and intangible assets, net of acquired cash	(33,808)	(1,599)
Sale of investments, net	31,300	151,080
Capitalized software and website development costs	(3,050)	(1,537)
Capitalized expenditures	(1,273)	(1,044)
Other	185	2

Net cash (used in) provided by investing activities	(6,646)	146,902

Cash flows from financing activities
Proceeds from stock-based plans	1,277	1,125
Purchase of treasury stock	(325)	(53)
Other	525	(362)

Net cash provided by financing activities	1,477	710

Net (decrease) increase in cash and cash equivalents	(6,328)	156,595
Effect of exchange rate changes on cash and cash equivalents	(472)	(412)
Cash, beginning of period	155,456	50,564

Cash, end of period	$148,656	$206,747

Attachment (4) Reconciliation Data
DEALERTRACK HOLDINGS, INC.
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

GAAP net (loss) income	$(5,625)	$2,338

Interest income	(402)	(1,563)

Interest expense	50	92

(Benefit) provision for income taxes	(3,381)	1,955

Depreciation and amortization	3,443	2,896

Amortization of acquired identifiable intangibles	5,286	7,626

EBITDA (non-GAAP)	(629)	13,344
Restructuring (a)	6,731	—
Acquisition related professional fees (b)	438	490

Gain on available for sale securities	(463)	—

Adjusted EBITDA (non-GAAP)	$6,077	$13,834

(a)	Includes costs related to a reduction in workforce, a plant relocation related to DealerTrack’s Digital Services business and a gain related to DealerTrack’s exit from the SCS business.

(b)	Effective with the adoption of FAS 141R, Business Combinations, acquisition related costs are expensed as incurred.
DEALERTRACK HOLDINGS, INC.
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Cash Net Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

GAAP net (loss) income	$(5,625)	$2,338

Non-cash stock-based compensation charges, net of taxes (a)	4,570	2,160

Amortization of acquired identifiable intangibles, net of taxes	3,318	4,810

Net non-cash gain on available for sale securities (b)	(463)	—

Cash net income (non-GAAP)	$1,800	$9,308

(a)	Includes $3.9 million in non-cash charges related to the restructuring ($2.4 million, net of taxes).

(b)	Non-taxable.

Attachment (4) Reconciliation Data — (continued)
DEALERTRACK HOLDINGS, INC.
Reconciliation of Forward-looking GAAP Net Loss to
Forward-looking Non-GAAP Adjusted EBITDA
(Dollars in millions)
(Unaudited)

	Year Ending
	December 31, 2009
	Expected Range

GAAP net loss	$(7.0)	$(5.5)

Interest income	(2.1)	(2.1)

Interest expense	0.2	0.2

Benefit from income taxes	(3.7)	(3.2)

Depreciation and amortization	16.1	16.1

Amortization of acquired identifiable intangibles	20.3	20.3

EBITDA (Non-GAAP)	23.8	25.8

Restructuring (a)	7.3	7.3

Acquisition related professional fees (b)	0.4	0.4

Gain on available for sale securities	(0.5)	(0.5)

Adjusted EBITDA (non-GAAP)	$31.0	$33.0

(a)	Includes costs related to a reduction in workforce, a plant relocation related to DealerTrack’s Digital Services business and a gain related to DealerTrack’s exit from the SCS business.

(b)	Effective with the adoption of FAS 141R, Business Combinations, acquisition related costs are expensed as incurred.

Attachment (4) Reconciliation Data — (continued)
DEALERTRACK HOLDINGS, INC.
Reconciliation of Forward-looking GAAP Net Loss to
Forward-looking Non-GAAP Cash Net Income
(Dollars in millions)
(Unaudited)

	Year Ending
	December 31, 2009
	Expected Range

GAAP net loss	$(7.0)	$(5.5)

Non-cash stock-based compensation charges, net of taxes (a)	11.2	11.2

Amortization of acquired identifiable intangibles, net of taxes	13.0	13.0

Net non-cash gain on available for sale securities (b)	(0.5)	(0.5)

Cash net income (Non-GAAP)	$16.7	$18.2

(a)	Includes $3.9 million in non-cash charges related to the restructuring ($2.4 million, net of taxes).

(b)	Non-taxable.

Attachment (5) Summary of Business Statistics (Unaudited)
DEALERTRACK HOLDINGS, INC.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
Active U.S. dealers (a)	18,998	19,652	21,001	21,735	22,457
Active U.S. financing sources (b)	736	733	706	659	578
Transactions processed (c) (in thousands)	14,327	14,296	19,219	22,251	23,889
Active U.S. lender to dealer relationships (d)	134,475	156,437	179,102	195,886	220,264
Subscribing dealers (e)	14,646	14,342	14,229	13,957	13,641

(a)	We consider a dealer to be active as of a date if the dealer completed at least one revenue-generating credit application processing transaction using the DealerTrack network during the most recently ended calendar month.

(b)	We consider a financing source to be active in our DealerTrack network as of a date if it is accepting credit application data electronically from U.S. dealers in the DealerTrack network.

(c)	Represents revenue-generating transactions processed in the DealerTrack, DealerTrack Digital Services and DealerTrack Canada networks at the end of a given period.

(d)	Each lender to dealer relationships represents a pair between an active U.S. financing source and an active U.S. dealer.

(e)	Dealers with one or more active subscription on the U.S. and Canadian networks.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
Transaction revenue (in thousands)	$24,041	$24,924	$33,007	$36,321	$38,167

Subscription revenue (in thousands)	$27,943	$25,630	$23,797	$22,877	$22,386

Other revenue (in thousands)	$3,716	$4,138	$3,721	$3,983	$3,755

Average transaction price	$1.68	$1.74	$1.72	$1.63	$1.60

Average monthly subscription revenue per subscribing dealership (a)	$635	$595	$557	$547	$547

(a)	Represents subscription revenue divided by subscribing dealers in DealerTrack and DealerTrack Canada networks.
TRAK-E ###